Exhibit 99.1

Clearwater Paper Reports Third Quarter 2025 Results
SPOKANE, Wash.--(BUSINESS WIRE)--October 28, 2025 --Clearwater Paper Corporation (NYSE:CLW), a premier independent supplier of bleached paperboard to North American converters today reported financial results for the third quarter ended September 30, 2025.
THIRD QUARTER HIGHLIGHTS
•Net sales of $399 million, up 1% from the third quarter of 2024 primarily due to a 3% increase in shipment volumes, partially offset by lower pricing
•Net loss of $53 million, or $3.30 per diluted share compared to net income of $6 million, or $0.35 per diluted share in the third quarter of 2024, primarily due to a $45 million non-cash impairment of goodwill
•Adjusted net loss from continuing operations of $8 million, or $0.51 per diluted share compared to adjusted net loss from continuing operations of $11 million, or $0.64 per diluted share in the third quarter of 2024
•Adjusted EBITDA from continuing operations of $18 million compared to $21 million of Adjusted EBITDA from continuing operations in the third quarter of 2024
•Successfully completed the planned major maintenance outage at our Lewiston, Idaho mill at a direct cost of approximately $24 million
•Continued to capture benefits from fixed cost reduction actions; on track to deliver nearly $50 million of fixed cost reduction in 2025, ahead of our target of $30 to $40 million
“We delivered a strong third quarter that was on the upper end of our expected adjusted EBITDA range, driven by higher shipments, improved production, and continued execution of our fixed cost reduction efforts,” said Arsen Kitch, president and chief executive officer. “Our Lewiston team also did an outstanding job completing the major maintenance outage as planned”
OVERALL RESULTS
For the third quarter of 2025, Clearwater Paper reported net sales of $399 million compared to $393 million for the third quarter of 2024. Clearwater Paper reported net loss from continuing operations in the third quarter of 2025 of $54 million, or $3.34 per diluted share compared to net loss from continuing operations of $11 million, or $0.64 per diluted share for the third quarter of 2024. The increase in net loss was primarily driven by a $48 million, or $45 million tax affected, non-cash goodwill impairment charge. The Company accumulated $35.1 million of goodwill through the acquisition of Manchester Industries in 2016 and $12.9 million of goodwill through the acquisition of the Augusta facility in 2024. The impairment was driven by the decline in Clearwater Paper market capitalization as compared to the increase in book value driven by the gain on the divestiture of the Tissue business late in 2024. Adjusted EBITDA from continuing operations was $18 million for the third quarter of 2025 compared to $21 million in the third quarter of 2024. The decrease in Adjusted EBITDA from continuing operations was due to the timing of our major maintenance outage at our Lewiston facility and reduced sales prices, offset by higher sales volumes, lower input costs and our planned cost reduction activities. The Lewiston outage occurred in the second quarter of 2024 as compared to the third quarter of this year.
For the first nine months of 2025, Clearwater Paper reported net sales of $1.2 billion compared to $997 million for the first nine months of 2024. Clearwater Paper reported net loss from continuing operations in the first nine months of 2025 of $56 million, or $3.47 per diluted share, due primarily to the non-cash goodwill impairment charge, compared to net loss from continuing operations of $54 million, or $3.27 per diluted share for the first nine months of 2024. Adjusted EBITDA from continuing operations was $87 million compared to $27 million in the first nine months of 2024. The increase in Adjusted EBITDA from continuing operations was primarily driven by higher sales volume and benefits from our cost reduction plan, offset by lower sales prices.
Sales volumes and prices:

• Sales volumes were 324,198 tons in the third quarter of 2025, an increase of 3% compared to 314,320 tons in the third quarter of 2024. Sales volumes were 918,399 tons in the nine months of 2025, an increase of 19% compared to 774,207 tons in the first nine months of 2024.
• Paperboard average net selling price decreased 3% to $1,160 per ton for the third quarter of 2025, compared to $1,192 per ton in the third quarter of 2024. Paperboard average net selling price decreased 4% to 1,176 per ton for the first nine months of 2025, compared to $1,223 per ton in the first nine months of 2024.

COMPANY OUTLOOK
“SBS continues to be in an oversupplied position, which we believe is also impacting the broader consumer paperboard market. While we remain optimistic about a recovery, we are focused on what is within our control, namely reducing our fixed costs and maintaining our market share. We believe that our high quality assets are well positioned to generate significant cash flows and strong returns on capital in the long run,” concluded Kitch.
WEBCAST INFORMATION
Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time on October 28, 2025. A live webcast and accompanying supplemental information will be available on the company's website. A replay of the conference call will be available on the website beginning at 5:00 p.m. Pacific Time the same day.
ABOUT CLEARWATER PAPER CORPORATION
Clearwater Paper is a premier independent supplier of paperboard packaging products to North American converters. Headquartered in Spokane, Wash., our team produces high-quality paperboard that provides sustainable packaging solutions for consumer goods and food service applications. For additional information, please visit our website at www.clearwaterpaper.com.
USE OF NON-GAAP MEASURES
In this press release, the company presents certain non-GAAP financial information for the third quarter and first nine months of 2025 and 2024, including adjusted net income (loss) from continuing operations and Adjusted EBITDA from continuing operations. Because these amounts are not in accordance with GAAP, reconciliations to net income (loss) from continuing operations and Adjusted EBITDA from continuing operations as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP metrics because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses Adjusted EBITDA from continuing operations: (i) as a factor in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of the company's business strategies, and (iii) because the company's credit agreement and the indentures governing the company's outstanding notes use metrics similar to Adjusted EBITDA from continuing operations to measure the company's compliance with certain covenants.
FORWARD-LOOKING STATEMENTS
This press release contains certain “forward-looking” statements within the meaning of Section 27A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding: our outlook for the next quarter, our ability to continue realizing additional savings from our fixed cost reduction efforts and retain our market share, our focus on operational execution amid challenging SBS industry conditions and our emphasis on maintaining strategic actions and customer relationships to navigate the industry down cycle. These forward-looking statements are based on management’s current expectations, estimates, assumptions and projections that are subject to change. The company’s actual results of operations may differ materially from those expressed or implied by the forward-looking statements contained in this press release. Factors that could cause or contribute to such material differences in actual results include, but are not limited to: there may be unexpected costs, charges or expenses resulting from the tissue business sale transaction; achievement of anticipated financial results and other benefits of the tissue business sale transaction; potential risks associated with operating without the tissue business, including less diversification in products offered; changes in the company’s capital structure; risks relating to the achievement of anticipated financial results and other benefits of the Augusta, Georgia paperboard manufacturing facility acquisition, including from our integration efforts and the recovery of any losses related to the representation-and-warranty insurance claim; competitive pricing pressures for the company’s products, including as a result of capacity additions, demand reduction and the impact of foreign currency fluctuations on the pricing of products globally; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which we operate; increased regulation of retaliatory trade actions in response to announced or proposed U.S. tariffs, including potential impact on costs, structure, supply chains, or consumer demand; cyclical industry conditions; manufacturing or operating disruptions, including equipment malfunctions and damage to the company’s manufacturing facilities; the loss of, changes in prices in regard to, or reduction in, orders from a significant customer; changes in the cost and availability of wood fiber and wood pulp; changes in energy, chemicals, packaging and transportation costs and disruptions in transportation services impacting the company’s ability to receive inputs or ship products to customers; reliance on a limited number of third-party suppliers, vendors and service providers required for the production of the company’s products and the company’s operations; changes in customer product preferences and competitors’ product offerings; changes in labor contracts, including any related wage adjustments; labor disruptions; cyber-security risks; larger competitors having operational, financial and other advantages; consolidation and vertical integration of converting operations in the paperboard industry; the company’s ability to execute on the company’s growth and expansion strategies; the company’s ability to successfully execute capital projects and other activities to operate the company’s assets, including effective maintenance, implement the company’s operational efficiencies and realize higher throughput or lower costs; IT system disruptions and IT system implementation failures; changes in expenses, required contributions and potential withdrawal costs associated with the company’s pension plans; environmental liabilities or expenditures and climate change; risks and costs associated with new or ongoing environmental litigation, including PFAS related claims or regulatory actions affecting recently acquired facilities; the company’s ability to attract, motivate, train and retain qualified and key personnel; the company’s ability to service the company’s debt obligations and restrictions on the company’s business from debt covenants and terms; changes in the company’s banking relations, or in the company’s customer supply chain financing; negative changes in the company’s credit agency ratings; changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2024. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company’s expectations after the date of this press release.

Clearwater Paper Corporation
Consolidated Statements of Operations
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions, except per-share data)	2025	2024	2025	2024
Net sales	$399.0	$393.3	$1,169.0	$996.5
Costs and expenses:
Cost of sales	380.3	363.2	1,070.6	935.1
Selling, general and administrative expenses	24.7	31.6	79.7	90.0
Other operating charges, net [1]	1.5	(0.3)	20.4	20.3
Goodwill impairment	48.0	—	48.0	—
Total operating costs and expenses	454.4	394.5	1,218.7	1,045.4
Loss from continuing operations	(55.4)	(1.2)	(49.6)	(48.9)
Interest expense, net	(4.7)	(13.1)	(12.0)	(24.0)
Other non-operating income (expense)	(0.3)	0.3	(0.9)	1.0
Total non-operating expense	(5.0)	(12.8)	(12.9)	(22.9)
Loss from continuing operations before income taxes	(60.4)	(14.0)	(62.6)	(71.8)
Income tax benefit	(6.5)	(3.3)	(6.3)	(17.4)
Loss from continuing operations	(53.9)	(10.7)	(56.2)	(54.4)
Income (loss) from discontinued operations, net of tax	0.6	16.6	(0.7)	51.6
Net income (loss)	$(53.3)	$5.8	$(56.9)	$(2.8)

Net income (loss) per common share (basic and diluted):
Loss per share from continuing operations	$(3.34)	$(0.64)	$(3.47)	$(3.27)
Income (loss) per share from discontinued operations	0.04	1.00	(0.04)	3.10
Net income (loss) per share	$(3.30)	$0.35	$(3.51)	$(0.17)

Average shares outstanding (in thousands):
Basic and diluted	16,142	16,620	16,213	16,629
1 Other operating charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 13 within Clearwater Paper's Form 10-Q filed with the SEC for the period ended September 30, 2025 for the detailed breakout of this amount.

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$34.4	$79.6
Receivables, net	161.7	188.7
Inventories, net	283.2	258.0
Other current assets	8.7	19.1
Total current assets	487.9	545.4
Property, plant and equipment	2,379.5	2,328.4
Accumulated depreciation and amortization	(1,363.6)	(1,305.4)
Property, plant and equipment, net	1,015.9	1,023.1
Goodwill and intangible assets, net	2.7	52.9
Other assets, net	54.9	57.9
Total assets	$1,561.4	$1,679.2

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$0.6	$0.6
Accounts payable and accrued liabilities	231.7	319.7
Total current liabilities	232.4	320.4
Long-term debt	335.5	281.6
Liability for pension and other postretirement employee benefits	51.6	52.5
Deferred tax liabilities	80.9	89.7
Other long-term obligations	78.2	80.5
Total liabilities	778.5	824.7

Stockholders' equity:
Common stock	—	—
Additional paid-in capital	8.2	11.5
Treasury stock, at cost	(14.8)	(3.3)
Retained earnings	823.9	880.8
Accumulated other comprehensive loss, net of tax	(34.3)	(34.5)
Total stockholders' equity	783.0	854.6
Total liabilities and stockholders' equity	$1,561.4	$1,679.2

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2025	2024	2025	2024
Operating activities
Net income (loss)	$(53.3)	$5.8	$(56.9)	$(2.8)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Goodwill impairment	48.0	—	48.0	—
Depreciation and amortization	23.8	24.2	68.7	78.3
Equity-based compensation expense	0.6	(0.9)	4.1	7.2
Deferred taxes	(6.4)	(4.9)	(7.0)	(10.0)
Defined benefit pension and other postretirement employee benefits	—	(1.5)	(0.3)	(3.2)
Gain on business divestiture	(1.1)	—	(1.1)	—
Amortization of deferred debt costs	0.6	0.9	1.7	2.0
Loss on sale or impairment associated with assets	2.0	0.7	5.1	1.6
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	4.2	(4.6)	26.8	(62.3)
Increase in inventories	—	(6.6)	(25.3)	(5.6)
Decrease in other current assets	5.7	3.4	9.9	3.4
Increase (decrease) in accounts payable and accrued liabilities	11.4	(0.1)	(65.0)	89.8
Other, net	(1.3)	(0.4)	(1.4)	(1.9)
Net cash flows provided by operating activities	33.9	16.1	7.3	96.5
Investing activities
Additions to property, plant and equipment, net	(18.3)	(47.0)	(73.9)	(83.6)
Acquisition of business	—	—	—	(708.2)
Adjustment to proceeds from business divestiture	(12.1)	—	(12.1)	—
Net cash flows used in investing activities	(30.4)	(47.0)	(86.0)	(791.8)
Financing activities
Borrowings on long-term debt	7.0	30.0	72.0	753.5
Repayments of long-term debt	(0.2)	(0.4)	(18.5)	(50.9)
Taxes paid related to net share settlement of equity awards
Repurchases of common stock	(2.1)	(2.5)	(17.2)	(6.0)
Payments of debt issuance costs	—	(0.4)	—	(4.9)
Other, net	(20.6)	0.1	(2.8)	(2.7)
Net cash flows (used in) provided by financing activities	(15.9)	26.8	33.5	688.9

Decrease in cash and cash equivalents	(12.3)	(4.1)	(45.2)	(6.5)
Cash and cash equivalents at beginning of period	46.7	39.6	79.6	42.0
Cash and cash equivalents at end of period	$34.4	$35.5	$34.4	$35.5

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2025	2024	2025	2024
Net income (loss)	$(53.3)	$5.8	$(56.9)	$(2.8)
Add (deduct):
Less: income (loss) from discontinued operations, net of tax	0.6	16.6	(0.7)	51.6
Loss from continuing operations	(53.9)	(10.7)	(56.2)	(54.4)
Income tax benefit	(6.5)	(3.3)	(6.3)	(17.4)
Interest expense, net	4.7	13.1	12.0	24.0
Goodwill impairment	48.0	—	48.0	—
Depreciation and amortization	23.8	22.4	68.7	48.3
Inventory revaluation on acquired business	—	—	—	6.8
Other operating charges, net [1]	1.5	(0.3)	20.4	20.3
Other non-operating expense (income)	0.3	(0.3)	0.9	(1.0)
Adjusted EBITDA from continuing operations	$17.8	$20.9	$87.4	$26.6

1 Other operating charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 13 within Clearwater Paper's Form 10-Q filed with the SEC for the period ended September 30, 2025 for the detailed breakout of this amount.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2025	2024	2025	2024
Adjusted income (loss) from continuing operations:
Net income (loss)	$(53.3)	$5.8	$(56.9)	$(2.8)
Add (deduct):
Less: income (loss) from discontinued operations, net of tax	0.6	16.6	(0.7)	51.6
Loss from continuing operations	(53.9)	(10.7)	(56.2)	(54.4)
Add back:
Income tax benefit	(6.5)	(3.3)	(6.3)	(17.4)
Goodwill impairment	48.0	—	48.0	—
Other operating charges, net	1.5	(0.3)	20.4	20.3
Adjusted income (loss) from continuing operations before tax	(11.0)	(14.3)	5.8	(51.5)
Normalized income tax provision[1]	(2.7)	(3.6)	1.4	(12.9)
Adjusted income (loss) from continuing operations	$(8.2)	$(10.7)	$4.3	$(38.6)

Weighted average diluted shares (thousands)	16,142	16,620	16,213	16,629

Adjusted income (loss) from continuing operations per diluted share	$(0.51)	$(0.64)	$0.27	$(2.32)

1 Calculated at 25% which is an estimate of Clearwater Paper's statutory tax rate

Clearwater Paper Corporation

Investors contact:
Sloan Bohlen
Solebury Strategic Communications
509-344-5906
investorinfo@clearwaterpaper.com

News media:
Virginia Aulin, Vice President, Public Affairs
509-344-5967
Virginia.aulin@clearwaterpaper.com